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                        [CROUCH & HALLETT LETTERHEAD]

(214) 953-0053


                                January 14, 1997


Dynamex Inc.
13355 Noel Road, Suite 1050
Dallas, Texas 75240

Gentlemen:

       We have served as counsel for Dynamex Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of 630,000 shares (the "Shares") of Common Stock, $0.01 par value, of the Company to be issued in connection with the Dynamex Inc. 1996 Stock Option Plan.

       We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

       We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Crouch & Hallett, L.L.P.